Exhibit 4.12

JANUS HENDERSON GROUP PLC
SECOND AMENDED AND RESTATED 2010 LONG-TERM INCENTIVE STOCK PLAN

(effective May 30, 2017)

ARTICLE 1

HISTORY, EFFECTIVE DATE, OBJECTIVES AND DURATION

(1)           History.

(a)           The name of the Plan is the Janus Henderson Group plc Second Amended and Restated 2010 Long-Term Incentive Stock Plan (as may be amended from time to time, the “Plan”).  Janus Capital Group, Inc., a Delaware corporation (“JCG”) established the Plan effective April 29, 2010.  The Plan was subsequently amended effective December 28, 2011, amended effective April 26, 2012, amended and restated in its entirety effective July 22, 2013, and amended effective April 24, 2015.

(b)           On October 3, 2016, JCG entered into an Agreement and Plan of Merger (the “Merger Agreement”) by among JCG, Henderson Group plc (the “Company” or “Henderson”) and Horizon Orbit Corp., pursuant to which, among other things, as of the Effective Time (as defined in the Merger Agreement), Horizon Orbit Corp. will merge with and into JCG, with JCG being the surviving corporation and a wholly-owned subsidiary of Henderson (the “Merger”). Pursuant to the Merger Agreement, as of the Effective Time, (i) Henderson shall change its name to “Janus Henderson Group plc” and shall list its ordinary shares on the New York Stock Exchange, (ii) each Award granted under the Plan that is issued and outstanding immediately prior to the Effective Time shall be converted into an Award covering or relating to a number of Shares, giving effect to the Exchange Ratio (as defined in the Merger Agreement), and with respect to Options, with an option price giving effect to the Exchange Ratio, and shall otherwise continue to remain outstanding and subject to the same terms and conditions as in effect immediately prior to the Effective Time, and (iii) Henderson shall assume the Awards, and has elected to assume sponsorship of the Plan, to be amended and restated as set forth herein, effective as of the Effective Time and contingent on the consummation of the Merger.

(c)           The Plan is hereby amended and restated in its entirety, as set forth herein, effective as of May 30, 2017 (the “Effective Date”), provided, however, the Plan as amended and restated herein is contingent on the consummation of the Merger, and shall automatically terminate and be of no force and effect (with the Plan as in effect as of immediately prior to the Effective Time remaining in full force and effect) upon the termination of the Merger Agreement.

(2)           Objectives of the Plan.  The Plan is intended to allow employees, directors and consultants of the Company and its Subsidiaries to acquire or increase equity ownership in the Company, thereby strengthening their commitment to the success of the Company and stimulating their efforts on behalf of the Company, and to assist the Company and its Subsidiaries in attracting new employees, directors and consultants and retaining existing employees, directors and consultants. The Plan also is intended to optimize the profitability and growth of the Company through incentives which are consistent with the Company’s goals; to provide employees, directors and consultants with an incentive for excellence in individual performance; and to promote teamwork among employees, directors and consultants.

(3)           Duration of the Plan.  The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 13 hereof, until the earlier of (a) all Shares subject to the Plan have been purchased or acquired according to the Plan’s provisions or (b) the April 24, 2025. No Awards shall be granted under the Plan after such termination date.

ARTICLE 2

DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below:

(1)           “Article” means an Article of the Plan.

(2)           “Award” means Options (including Incentive Stock Options), Restricted Shares (awarded as Shares or Share Units), stock appreciation rights (SARs) or Shares granted under the Plan.

(3)           “Award Agreement” means the written agreement by which an Award shall be evidenced.

(4)           “Board” means the board of directors of the Company.

(5)           “Cause” shall have the meaning set forth in a Grantee’s Award Agreement, or if not defined therein, the meaning set forth in the Grantee’s individual employment or services agreement between the Grantee and the Company or a Subsidiary, or if the Grantee is not a party to an employment or services agreement in which Cause is defined, as follows:

(a)           before the occurrence of a Change of Control, any one or more of the following, as determined by the Committee:

(1)           a Grantee’s commission of a crime which, in the judgment of the Committee, resulted or is likely to result in damage or injury to the Company or a Subsidiary;

(2)           the material violation by the Grantee of written policies of the Company or a Subsidiary;

(3)           the habitual neglect or failure by the Grantee in the performance of his or her duties to the Company or a Subsidiary (but only if such neglect or failure is not remedied within a reasonable remedial period after Grantee’s receipt of written notice from the Company which describes such neglect or failure in reasonable detail and specifies the remedial period); or

(4)           action or inaction by the Grantee in connection with his or her duties to the Company or a Subsidiary resulting, in the judgment of the Committee, in material injury to the Company or a Subsidiary; and

(b)           from and after the occurrence of a Change of Control, the occurrence of any one or more of the following, as determined in the good faith and reasonable judgment by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Grantee and an opportunity for the Grantee, together with the Grantee’s counsel, to be heard before the Board):

(1)           the willful and continued failure by the Grantee to substantially perform the Grantee’s duties with the Company (other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness) that has not been cured within 30 days after a written demand for substantial performance is delivered to the Grantee by the Board, which demand specifically identifies the manner in which the Board believes that the Grantee has not substantially performed the Grantee’s duties;

(2)           the willful engaging by the Grantee in conduct which is demonstrably and materially injurious to the Company or a Subsidiary, monetarily or otherwise; or

(3)           the willful or reckless violation by the Grantee of a material legal or regulatory requirement that is materially and demonstrably injurious to the Company.

For purposes of this definition, no act, or failure to act, on the Grantee’s part shall be deemed “willful” unless done, or omitted to be done, by the Grantee not in good faith and without reasonable belief that the Grantee’s act, or failure to act, was in the best interest of the Company. Any act, or failure to act, based upon express written authority by the Board, Chief Executive Officer and/or Chief Investment Officer with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Grantee in good faith and in the best interests of the Company.

(6)           “Change of Control” shall, unless otherwise defined in the Award Agreement, be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a)           a change in the composition of the Board such that the individuals who, as of the effective date of the this Agreement, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the effective date hereof, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, as modified) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(b)           consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the assets or stock of another entity (“Business Combination”); excluding, however, such a Business Combination pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding Common Stock of the Company and the outstanding voting securities of the Company immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50 percent of, respectively, the outstanding shares of common stock, and the combined Voting Power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding Common Stock of the Company and the outstanding voting securities of the Company, as the case may be, (2) no Person (other than the Company or any employee benefit plan (or related trust) of the Company or the corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 20 percent or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined Voting Power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Business Combination; and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination; or

(c)           the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding (a), (b) and (c) above, that for each Award subject to Section 409A of the Code, a Change of Control shall be deemed to have occurred under this Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

(7)           “Code” means the Internal Revenue Code of 1986, as amended from time to time, and regulations and rulings thereunder. References to a particular section of the Code include references to successor provisions of the Code or any successor code.

(8)           “Committee” has the meaning set forth in Article 3.

(9)           “Common Stock” means an ordinary share, $1.50 par value, of the Company.

(10)         “Company” has the meaning set forth in Section 1.1(b), and shall include the Company’s permitted successors and assigns.

(11)         “Covered Employee” means a Grantee who, as of the date that the value of an Award is recognizable as taxable income, is one of the group of “covered employees,” within the meaning of Section 162(m) of the Code.

(12)         “Disability” means, unless otherwise defined in the Award Agreement, that a Grantee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or a Subsidiary of the Company.

(13)         “Disqualifying Disposition” has the meaning set forth in Section 6.4.

(14)         “Dividend Equivalents” has the meaning set forth in Section 11.3.

(15)         “Effective Date” shall have the meaning set forth in Section 1.1(c).

(16)         “Eligible Person” means (i) any employee (including any officer) of the Company or any Subsidiary, including any such employee who is on an approved leave of absence, layoff, or has been subject to a disability which does not qualify as a Disability, (ii) any director of the Company or any Subsidiary and (iii) any person performing services for the Company or a Subsidiary in the capacity of a consultant or otherwise.

(17)         “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to a particular section of the Exchange Act include references to successor provisions.

(18)         “Fair Market Value” means (A) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee, and (B) with respect to Shares, unless otherwise determined by the Committee, as of any date, (i) the average of the high and low trading prices on the date of determination on the New York Stock Exchange (or, if no sale of Shares was reported for such date, on the next preceding date on which a sale of Shares was reported); (ii) if the Shares are not listed on the New York Stock Exchange, the average of the high and low trading prices of the Shares on such other national exchange on which the Shares are principally traded or as reported by the National Market System, or similar organization, or if no such quotations are available, the average of the high bid and low asked quotations in the over-the-counter market as reported by the National Quotation Bureau Incorporated or similar organizations; or (iii) in the event that there shall be no public market for the Shares, the fair market value of the Shares as determined by the Committee.

(19)         “Freestanding SAR” means an SAR that is granted independently of any other Award.

(20)         “Good Reason” shall have the meaning set forth in a Grantee’s Award Agreement, or if not defined therein, the meaning set forth in the Grantee’s individual employment or services agreement between the Grantee and the Company or a Subsidiary, or if the Grantee is not a party to an employment or services agreement in which Good Reason is defined, Good Reason shall mean the occurrence of any of the events or conditions described below which are not cured by the Company (if susceptible to cure by the Company) within thirty (30) days after the Company has received written notice from the Grantee (which notice must be provided by the Grantee within ninety (90) days of the initial existence of the event or condition constituting Good Reason): (i) a material adverse alteration in the nature or status of the Grantee’s responsibilities from those in effect immediately prior to the Change of Control other than any such alteration primarily attributable to the fact that the Company may no longer be a public company or to other changes in the identity, nature or structure of the Company; and provided, that a change in the Grantee’s title or reporting relationships shall not of itself constitute Good Reason (unless such change results in a material adverse alteration as described above), (ii) any material reduction in the Grantee’s base salary except for any across-the-board reduction similarly affecting similarly-situated employees of the Company, or (iii) the relocation of the Grantee’s principal place of employment to a location more than 40 miles from the Grantee’s principal place of employment immediately prior to the Change of Control, provided that such relocation results in a material negative change to the Grantee’s employment.

(21)         “Grant Date” has the meaning set forth in Section 5.2.

(22)         “Grantee” means an individual who has been granted an Award.

(23)         “Incentive Stock Option” means an option granted under Article 6 of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provisions thereto.

(24)         “including” or “includes” means “including, without limitation,” or “includes, without limitation,” respectively.

(25)         “Management Committee” has the meaning set forth in Article 3.

(26)         “Option” means an option granted under Article 6 of the Plan.

(27)         “Outside Director” means a member of the Board who is not an employee of the Company or any Subsidiary and who meets the other requirements to be an outside director (as that term is defined for purposes of the regulations under Section 162(m) of the Code.

(28)         “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code.

(29)         “Performance Measures” means the criteria and objectives, determined by the Committee, which must be met during the applicable Performance Period as a condition of the Grantee’s receipt of payment with respect to an Award. Unless and until the Committee proposes for stockholder vote and stockholders approve a change in the general performance measures set forth in this section, with respect to Covered Employees, performance measures may include any or all of the following or any combination thereof: (a) stock price; (b) market share; (c) sales

(gross or net); (d) asset quality; (e) non-performing assets; (f) earnings per share; (g) return on equity; (h) costs; (i) operating income; (j) net income; (k) marketing-spending efficiency; (l) return on operating assets; (m) return on assets; (n) core non-interest income; (o) fund performance; (p) pre-tax margin; (q) pre-tax income; (r) levels of cost savings; (s) operating margin; (t) flows into Janus products (gross or net), (u) earnings, (v) earnings before interest, taxes, depreciation and amortization, and/or (w) improvements in productivity and objective operating goals. Any of the foregoing performance measures may be applied, as determined by the Committee, in respect of the Company or any of its Subsidiaries, affiliates, business units or divisions and/or the Company’s or any of its Subsidiaries, affiliates, business units or divisions worldwide, regional or country specific operations (or any combination of the foregoing). Performance measures shall specify whether they are to be measured relative to budgeted or other internal goals, operations, performance or results of the Company and/or any of its Subsidiaries, affiliates, business units or divisions, or relative to the performance of one or more peer groups of the Company and/or any of its Subsidiaries, affiliates, business units or divisions, with the composition of any such peer groups to be determined by the Committee at the time the performance measure is established. Performance measures may be stated in the alternative or in combination. The Committee shall have the right but not the obligation to make adjustments to a performance measure to take into account any unusual or extraordinary events, to the extent not inconsistent with the requirements of the Performance-Based Exception. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, and still qualify for the Performance-Based Exception, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

(30)         “Performance Period” means the time period during which the Performance Measures must be met.

(31)         “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13 (d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(32)         “Plan” has the meaning set forth in Section 1.1(a).

(33)         “Plan Committee” has the meaning set forth in Article 3.

(34)         “Required Withholding” has the meaning set forth in Article 14.

(35)         “Restricted Shares” means Shares or Share Units that are subject to forfeiture if the Grantee does not satisfy the conditions specified in the Award Agreement applicable to such Shares or Share Units.

(36)         “Retirement” means, unless otherwise defined in the Award Agreement, a Grantee’s Termination of Affiliation by the Grantee upon having both attained age fifty-five (55) and completed at least ten (10) years of service with the Company or a Subsidiary, or (B) attained age sixty (60).

(37)         “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended from time to time, together with any successor rule, as in effect from time to time.

(38)         “SAR” means a stock appreciation right.

(39)         “SEC” means the United States Securities and Exchange Commission, or any successor thereto.

(40)         “Section” means, unless the context otherwise requires, a Section of the Plan.

(41)         “Section 16 Person” means a person who is subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions involving equity securities of the Company.

(42)         “Share” means a share of Common Stock.

(43)         “Share Unit” means a bookkeeping entry representing the equivalent of one share of Common Stock that is payable in the form of Common Stock, cash, or any combination of the foregoing.

(44)         “Strike Price” of any SAR shall equal, for any Tandem SAR (whether such Tandem SAR is granted at the same time as or after the grant of the related Option), the option price of such Option, or for any other SAR, 100 percent of the Fair Market Value of a Share on the Grant Date of such SAR; provided that the Committee may specify a higher Strike Price in the Award Agreement.

(45)         “Subsidiary” means a United States or foreign corporation or limited liability company, partnership or other similar entity with respect to which the Company owns, directly or indirectly, 50 percent or more of the Voting Power of such corporation, limited liability company, partnership or other similar entity

(46)         “Tandem SAR” means an SAR that is granted in connection with a related Option, the exercise of which shall require cancellation of the right to purchase a Share under the related Option (and when a Share is purchased under the related Option, the Tandem SAR shall similarly be canceled).

(47)         “Termination of Affiliation” occurs on the first day on which an individual is for any reason no longer an employee, director or consultant of the Company or any Subsidiary, or with respect to an individual who is an employee or director of, or consultant to, a corporation which is a Subsidiary, the first day on which such corporation ceases to be a Subsidiary; provided, however, that for each Award subject to Section 409A of the Code, a Termination of Affiliation shall be deemed to have occurred under this Plan with respect to such award on the first day on which an individual has experienced a “separation from service” within the meaning of Section 409A of the Code.

(48)         “10% Owner” means a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code) possessing more than 10 percent of the total combined Voting Power of all classes of capital stock of the Company or any Subsidiary.

(49)         “Voting Power” means the combined voting power of the then-outstanding securities of a corporation entitled to vote generally in the election of directors.

ARTICLE 3

ADMINISTRATION

(1)           Committee.

(a)           Subject to Article 13 and to Section 3.2, the Plan shall be administered by the Board, or a committee appointed by the Board to administer the Plan (the “Plan Committee”). To the extent the Board considers it desirable to comply with or qualify under Rule 16b-3 or meet the Performance-Based Exception, the Plan Committee shall consist of two or more directors of the Company, all of whom qualify as Outside Directors and “non-employee directors” within the meaning of Rule 16b-3. The number of members of the Plan Committee shall from time to time be increased or decreased, and shall be subject to such conditions, in each case as the Board deems appropriate to permit transactions in Shares pursuant to the Plan to satisfy such conditions of Rule 16b-3 and the Performance-Based Exception as then in effect.

(b)           The Board or the Plan Committee may appoint and delegate to another committee consisting of one or more persons (“Management Committee”) any or all of the authority of the Board or the Committee, as applicable, with respect to Awards to Grantees other than Grantees who are Section 16 Persons at the time any such delegated authority is exercised. With respect to Awards that are intended to meet the Performance-Based Exception and that are made to a Grantee who is expected to be a Covered Employee, such delegation shall not include any authority, which if exercised by the Management Committee rather than by the Plan Committee, would cause the Grantee’s Award to fail to meet the Performance-Based Exception.

(c)           Any references herein to “Committee” are references to the Board, or the Plan Committee or the Management Committee, as applicable.

(2)           Powers of Committee.

Subject to the express provisions of the Plan, the Committee has full and final authority and sole discretion as follows:

(a)           to determine when, to whom and in what types and amounts Awards should be granted and the terms and conditions applicable to each Award, including the benefit payable under any SAR, and whether or not specific Awards shall be granted in connection with other specific Awards, and if so whether they shall be exercisable cumulatively with, or alternatively to, such other specific Awards;

(b)           to determine the amount, if any, that a Grantee shall pay for Restricted Shares, whether to permit or require the payment of cash dividends thereon to be deferred and the terms related thereto, when Restricted Shares (including Restricted Shares acquired upon the exercise of an Option) shall be forfeited and whether such shares shall be held in escrow;

(c)           to construe and interpret the Plan and to make all determinations necessary or advisable for the administration of the Plan;

(d)           to make, amend, and rescind rules relating to the Plan, including rules with respect to the exercisability and non-forfeitability of Awards upon the Termination of Affiliation of a Grantee;

(e)           to determine the terms and conditions of all Award Agreements (which need not be identical) and, with the consent of the Grantee, to amend any such Award Agreement at any time, among other things, to permit transfers of such Awards to the extent permitted by the Plan; provided that the consent of the Grantee shall not be required for any amendment which (i) does not adversely affect the rights of the Grantee, or (ii) is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new or change in existing applicable law;

(f)            to cancel, with the consent of the Grantee, outstanding Awards and to grant new Awards in substitution therefore;

(g)           to accelerate the exercisability (including exercisability within a period of less than six months after the Grant Date) or the vesting of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time, including in connection with a Termination of Affiliation;

(h)           subject to Section 5.3, to extend the time during which any Award or group of Awards may be exercised;

(i)            to make such adjustments or modifications to Awards to Grantees working outside the United States as are advisable to fulfill the purposes of the Plan or to comply with applicable local law;

(j)            to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards which may from time to time be exercised by a Grantee; and

(k)           to take any other action with respect to any matters relating to the Plan for which it is responsible.

All determinations on all matters relating to the Plan or any Award Agreement may be made in the sole and absolute discretion of the Committee, and all such determinations of the Committee shall be final, conclusive and binding on all Persons. No member of the Committee shall be liable for any action or determination made with respect to the Plan or any Award.

ARTICLE 4

SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

(1)           Number of Shares Available for Grants.  Subject to adjustment as provided in Section 4.2, the number of Shares hereby reserved for issuance under the Plan shall be 11,514,360 (all of which may be granted as Incentive Stock Options). Notwithstanding anything herein to the contrary, all Shares subject to a SAR award that are settled in Shares shall be counted in full against the number of shares reserved for issuance under the Plan. The total number of Shares for which Awards may be granted to any Grantee in any calendar year shall not exceed 943,800. For purposes of determining the maximum for a Grantee under the preceding sentence, any Award of Shares that the Grantee receives under the Company’s 2012 Employment Inducement Award Plan (the “Employment Inducement Award Plan”) shall be treated as if it were an Award of Shares under this Plan. Determinations made in respect of the limitation set forth above shall be made in a manner consistent with Section 162(m) of the Code. If any Shares subject to an Award granted hereunder are forfeited, terminated, expired or canceled or such Award otherwise terminates without the issuance of such Shares or of other consideration in lieu of such Shares, the Shares subject to such Award, to the extent of any such forfeiture, termination, expiration or cancellation shall again be available for grant under the Plan (without a charge against the aggregate number of Shares available for issuance hereunder). Notwithstanding the foregoing, Shares surrendered or withheld as payment of either the Strike Price of an Award (including Shares otherwise underlying an Award of a SAR that are retained by the Company to account for the grant price of such SAR) and/or withholding taxes in respect of an Award shall no longer be available for grant under the Plan. The Committee may from time to time determine the appropriate methodology for calculating the number of Shares (i) issued pursuant to the Plan, and (ii) granted to any Grantee pursuant to the Plan. Shares issued pursuant to the Plan may be treasury Shares or newly-issued Shares.

(2)           Adjustments in Authorized Shares.  In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that any adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted; (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards; and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, cancel an outstanding Award, in exchange for, if deemed appropriate, a cash payment to the holder of an outstanding Award or the substitution of other property for Shares subject to an outstanding Award; provided, in each case that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such adjustment would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto; and provided further, that with respect to Options and SARs, such adjustment shall be made in accordance with the provisions of Section 424(h) of the Code; and, provided further, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

ARTICLE 5

ELIGIBILITY AND GENERAL CONDITIONS OF AWARDS

(1)           Eligibility.  The Committee may grant Awards to any Eligible Person, whether or not he or she has previously received an Award.

(2)           Grant Date.  The “Grant Date” of an Award shall be the date on which the Committee grants the Award or such later date as specified by the Committee.

(3)           Maximum Term.  Except with respect to an Option Award, the term during which an Award may be outstanding shall under no circumstances extend more than 10 years after the Grant Date, and shall be subject to earlier termination as herein provided.

(4)           Minimum Vesting Period. Subject to Article 12 and Section 5.7 of the Plan, all Awards granted under the Plan (other than (i) Awards that an Eligible Person purchases for their Fair Market Value (including Awards that an Eligible Person elects to receive in lieu of fully vested compensation that is otherwise due) and (ii) Awards granted to non-employee directors of the Company or any Subsidiary, which together shall not exceed more than five percent (5%) of the Shares reserved for issuance under the Plan) shall be granted subject to a minimum vesting period of at least twelve (12) months.

(5)           Award Agreement.  To the extent not set forth in the Plan, the terms and conditions of each Award (which need not be the same for each grant or for each Grantee) shall be set forth in an Award Agreement.

(6)           Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise or vesting of an Award as it may deem advisable, including restrictions under applicable federal securities laws.

(7)           Termination of Affiliation.  Except as otherwise provided by the Committee or in the applicable Award Agreement, and subject to the provisions of Article 12 and Section 13.3, the extent to which the Grantee shall have the right to exercise, vest in, or receive payment in respect of an Award following Termination of Affiliation shall be determined in accordance with the following provisions of this Section 5.7.

(a)           For Cause.  If a Grantee has a Termination of Affiliation for Cause, (i) the Grantee’s Restricted Shares that are forfeitable shall thereupon be forfeited, subject to the provisions of Section 8.5 regarding repayment of certain amounts to the Grantee; and (ii) any unexercised Option or SAR shall terminate effective immediately upon such Termination of Affiliation.

(b)           On Account of Death or Disability.  If a Grantee has a Termination of Affiliation on account of death or Disability, then:

(1)           the Grantee’s Restricted Shares that were forfeitable shall thereupon become non-forfeitable; and

(2)           any unexercised Option or SAR, whether or not exercisable on the date of such Termination of Affiliation, may be exercised, in whole or in part, within the first 12 months after such Termination of Affiliation (but only during the option term) and shall terminate immediately thereafter; such Option or SAR may be exercised to the extent permitted under this section by the Grantee or, after his or her death, by (i) his or her personal representative or the person to whom the Option or SAR, as applicable, is transferred by will or the applicable laws of descent and distribution, or (ii) the Grantee’s beneficiary designated in accordance with Article 9.

(c)           On Account of Retirement.  Upon Grantee’s Retirement, then:

(1)           the Grantee’s Restricted Shares that were forfeitable shall thereupon become nonforfeitable; and

(2)           any unexercised Option or SAR, whether or not exercisable on the date of such Termination of Affiliation, may be exercised, in whole or in part, within the first five years after such Termination of Affiliation (but only during the option term) and shall terminate immediately thereafter; such Option or SAR may be exercised to the extent permitted under this section by the Grantee or, after his or her death, by (i) his or her personal representative or the person to whom the Option or SAR, as applicable, is transferred by will or the applicable laws of descent and distribution, or (ii) the Grantee’s beneficiary designated in accordance with Article 9.

(d)           Any Other Reason.  If a Grantee has a Termination of Affiliation for any reason other than for Cause, death, Disability or Retirement, then:

(1)           the Grantee’s Restricted Shares, to the extent forfeitable on the date of the Grantee’s Termination of Affiliation, shall be forfeited on such date;

(2)           if such Termination of Affiliation is the result of the Grantee’s voluntary termination of employment, any unexercised Option or SAR, to the extent not exercisable immediately before the Grantee’s Termination of Affiliation shall terminate immediately upon such Termination of Affiliation, and to the extent exercisable immediately before the Grantee’s Termination of Affiliation, may be exercised in whole or in part, not later than three months after such Termination of Affiliation (but only during the option term) and shall terminate immediately thereafter; such Option or SAR may be exercised to the extent permitted under this section by the Grantee or, after his or her death, by (i) his or her personal representative or the person to whom the Option or SAR, as applicable, is transferred by will or the applicable laws of descent and distribution, or (ii) the Grantee’s beneficiary designated in accordance with Article 9; and

(3)           if such Termination of Affiliation is the result of the Grantee’s termination of employment by the Company or a Subsidiary (other than for Cause), then, any unexercised Option, whether or not exercisable immediately before the Grantee’s Termination of Affiliation, may be exercised in whole or in part, not later than three months after such Termination of Affiliation (but only during the option term) and shall terminate immediately thereafter; such Option or SAR may be exercised to the extent permitted under this section by the Grantee or, after his or her death, by (i) his or her personal representative or the person to whom the Option is transferred by will or the applicable laws of descent and distribution, or (ii) the Grantee’s beneficiary designated in accordance with Article 9.

(8)           Non-transferability of Awards.

(a)           Except as provided in Section 5.8(c) below or as otherwise determined by the Committee, each Award, and each right under any Award, shall be exercisable only by the

Grantee during the Grantee’s lifetime, or, if permissible under applicable law, by the Grantee’s guardian or legal representative.

(b)           Except as provided in Section 5.8(c) below or as otherwise determined by the Committee, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Shares, to the Company), and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(c)           To the extent and in the manner permitted by the Committee, and subject to such terms, conditions, restrictions or limitations that may be prescribed by the Committee, a Grantee may transfer an Award (other than an Incentive Stock Option) to (i) a spouse, sibling, parent, child (including an adopted child) or grandchild (any of which, an “Immediate Family Member”) of the Grantee; (ii) a trust, the primary beneficiaries of which consist exclusively of the Grantee or Immediate Family Members of the Grantee; or (iii) a corporation, partnership or similar entity, the owners of which consist exclusively of the Grantee or Immediate Family Members of the Grantee.

(9)           Cancellation and Rescission of Awards.  Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict any unexercised Award at any time if the Grantee is not in compliance with all applicable provisions of the Award Agreement and the Plan or if the Grantee has a Termination of Affiliation for Cause.

(10)         Loans and Guarantees.  The Committee may, subject to applicable law, (i) allow a Grantee to defer payment to the Company of all or any portion of the option price of an Option or the purchase price of Restricted Shares, or (ii) cause the Company to loan to the Grantee, or guarantee a loan from a third party to the Grantee for, all or any portion of the option price of an Option or the purchase price of Restricted Shares or all or any portion of any taxes associated with the exercise of, nonforfeitability of, or payment of benefits in connection with, an Award. Any such payment deferral, loan or guarantee by the Company shall be on such terms and conditions as the Committee may determine. Notwithstanding the foregoing, the Company shall not loan to the Grantee, or guarantee a loan from a third party to the Grantee, as described in the preceding sentence, if such loan is prohibited under Section 402 of the Sarbanes-Oxley Act of 2002, as may be amended.

ARTICLE 6

STOCK OPTIONS

(1)           Grant of Options.  Subject to the terms and provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Without in any manner limiting the generality of the foregoing and in a manner intended to comply with Section 409A of the Code, the Committee may grant to any Eligible Person, or permit any Eligible Person to elect to receive, an Option in lieu of or in substitution for any other compensation (whether payable currently or on a deferred basis, and whether payable under this Plan or otherwise) which such Eligible Person may be eligible to receive from the Company or a Subsidiary.

(2)           Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the option price, the option term, the number of shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other provisions as the Committee shall determine. In no event shall the Option be exercisable for a period of more than seven (7) years from its Grant Date, provided that it may be subject to earlier termination as provided herein or in the applicable Award Agreement.

(3)           Option Price.  The option price of an Option under this Plan shall be determined by the Committee, and shall be equal to or more than 100 percent of the Fair Market Value of a Share on the Grant Date; provided, however, that any Option that is (x) granted to a Grantee in connection with the acquisition (“Acquisition”), however effected, by the Company of another corporation or entity (“Acquired Entity”) or the assets thereof, (y) associated with an option to purchase shares of stock of the Acquired Entity or an affiliate thereof (“Acquired Entity Option”) held by such Grantee immediately prior to such Acquisition, and (z) intended to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Option (“Substitute Option”) may, to the extent necessary to achieve such preservation of economic value, be granted with an option price that is less than 100 percent of the Fair Market Value of a Share on the Grant Date, provided that such grant is made in a manner that will not result in the Substitute Option being subject to the requirements of Section 409A of the Code.

(4)           Grant of Incentive Stock Options.  At the time of the grant of any Option, the Committee may designate that such Option shall be made subject to additional restrictions to permit it to qualify as an “incentive stock option” under the requirements of Section 422 of the Code.  Any Option designated as an Incentive Stock Option shall (to the extent required by Section 422 of the Code):

(a)           if granted to a 10% Owner, have an option price not less than 110 percent of the Fair Market Value of a Share on its Grant Date;

(b)           be exercisable for a period of not more than seven (7) years (five years in the case of an Incentive Stock Option granted to a 10% Owner) from its Grant Date, and be subject to earlier termination as provided herein or in the applicable Award Agreement;

(c)           not have an aggregate Fair Market Value (as of the Grant Date of each Incentive Stock Option) of the Shares with respect to which Incentive Stock Options (whether granted under the Plan or any other stock option plan of the Grantee’s employer or any parent or Subsidiary thereof (“Other Plans”)) are exercisable for the first time by such Grantee during any calendar year, determined in accordance with the provisions of Section 422 of the Code, which exceeds $100,000 (the “$100,000 Limit”);

(d)           if the aggregate Fair Market Value of the Shares (determined on the Grant Date) with respect to the portion of such grant which is exercisable for the first time during any calendar year (“Current Grant”) and all Incentive Stock Options previously granted under the Plan and any Other Plans which are exercisable for the first time during the same calendar year (“Prior Grants”) would exceed the $100,000 Limit, be exercisable as follows:

(1)           the portion of the Current Grant which would, when added to any Prior Grants, be exercisable with respect to Shares which would have an aggregate Fair Market Value (determined as of the respective Grant Date for such options) in excess of the $100,000 Limit shall, notwithstanding the terms of the Current Grant, be exercisable for the first time by the Grantee in the first subsequent calendar year or years in which it could be exercisable for the first time by the Grantee when added to all Prior Grants without exceeding the $100,000 Limit; and

(2)           if, viewed as of the date of the Current Grant, any portion of a Current Grant could not be exercised under the preceding provisions of this Section during any calendar year commencing with the calendar year in which it is first exercisable through and including the last calendar year in which it may by its terms be exercised, such portion of the Current Grant shall not be an Incentive Stock Option, but shall be exercisable as an Option which is not an Incentive Stock Option at such date or dates as are provided in the Current Grant;

(e)           be granted within seven (7) years from the earlier of the date the Plan is adopted or the date the Plan is approved by the stockholders of the Company; and

(f)            by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee; provided, however, that the Grantee may, in any manner permitted by the Plan and specified by the Committee, designate in writing a beneficiary to exercise his or her Incentive Stock Option after the Grantee’s death.

Any Option designated as an Incentive Stock Option shall also require the Grantee to notify the Committee of any disposition of any Shares issued pursuant to the exercise of the Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) (any such circumstance, a “Disqualifying Disposition”), within 10 days of such Disqualifying Disposition.

Notwithstanding Section 3.2(e), the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option.

(5)           Payment.  Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares made by any one or more of the following means, subject to the approval of the Committee:

(a)           cash, personal check or wire transfer;

(b)           Shares, valued at their Fair Market Value on the date of exercise;

(c)           Restricted Shares, each such Share valued at the Fair Market Value of a Share on the date of exercise;

(d)           subject to applicable law, pursuant to procedures approved by the Committee, through the sale of the Shares acquired on exercise of the Option, valued at their Fair Market Value in the date of exercise, sufficient to pay for such Shares, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by Grantee by reason of such exercise; or

(e)           when permitted by the Committee, payment may also be made in accordance with Section 5.10.

If any Restricted Shares (“Tendered Restricted Shares”) are used to pay the option price, a number of Shares acquired on exercise of the Option equal to the number of Tendered Restricted Shares shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option.

ARTICLE 7

STOCK APPRECIATION RIGHTS

(1)           Grant of SARs.  Subject to the terms and conditions of the Plan, SARs may be granted to any Eligible Person at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination thereof. The Committee shall determine the number of SARs granted to each Grantee (subject to Article 4), the Strike Price thereof, and, consistent with Section 7.2 and the other provisions of the Plan, the other terms and conditions pertaining to such SARs. The Strike Price shall be determined by the Committee, and shall be equal to or more than 100 percent of the Fair Market Value of a Share on the Grant Date; provided, however, that any Option that is a Substitute Option may, to the extent necessary to achieve such preservation of economic value, be granted with an option price that is less than 100 percent of the Fair Market Value of a Share on the Grant Date, provided that such grant is made in a manner that will not result in the Substitute Option being subject to the requirements of Section 409A of the Code.

(2)           Exercise of Tandem SARs.  Tandem SARs may be exercised for all or part of the Shares subject to the related Award upon the surrender of the right to exercise the equivalent portion of the related Award. A Tandem SAR may be exercised only with respect to the Shares for which its related Award is then exercisable. Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR, (i) the Tandem SAR will expire no later than the expiration of the underlying Option; (ii) the value of the payout with respect to the Tandem SAR may be for no more than 100 percent of the difference between the option price of the underlying Option and the Fair Market Value of the Shares subject to the underlying Option at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the Option exceeds the option price of the Option.

(3)           Payment of SAR Amount.  Upon exercise of an SAR, the Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)           the excess of the Fair Market Value of a Share on the date of exercise over the Strike Price;

by

(b)           the number of Shares with respect to which the SAR is exercised;

provided that the Committee may provide in the Award Agreement that the benefit payable on exercise of an SAR shall not exceed such percentage of the Fair Market Value of a Share on the Grant Date as the Committee shall specify. As provided by the Committee in the Award Agreement, the payment upon exercise of a Freestanding SAR or Tandem SAR shall either be in Shares which have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment or cash.

ARTICLE 8

RESTRICTED SHARES

(1)           Grant of Restricted Shares.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Shares to any Eligible Person in such amounts as the Committee shall determine.

(2)           Award Agreement.  Each grant of Restricted Shares shall be evidenced by an Award Agreement that shall specify the period(s) of restriction, the number of Restricted Shares granted, and such other provisions as the Committee shall determine including, with respect to each Restricted Share that is also a Share Unit, the time and form of payment of such Restricted Share; provided, however, that with respect to Restricted Shares that are also Share Units, if such Share Units would be subject to Section 409A of the Code, the provisions of such Share Unit shall comply with the requirements set forth in Section 409A of the Code.

(3)           Restrictions.  The Committee may impose such conditions and/or restrictions on any Restricted Shares granted pursuant to the Plan as it may deem advisable, including restrictions based upon the achievement of Performance Measures, the achievement of individual performance goals, time-based restrictions on vesting, and/or restrictions under applicable securities laws.

(4)           Consideration.  The Committee shall determine the amount, if any, that a Grantee shall pay for Restricted Shares. Such payment shall be made in full by the Grantee before the delivery of the Shares or Share Units and in any event no later than 10 business days after the Grant Date for such Shares or Share Units.

(5)           Effect of Forfeiture.  Unless otherwise provided in the Award Agreement, if Restricted Shares are forfeited, and if the Grantee was required to pay for such Shares or Share Units or acquired such Restricted Shares upon the exercise of an Option, the Grantee shall be deemed to have resold such Restricted Shares to the Company at a price equal to the lesser of (x) the amount paid by the Grantee for such Restricted Shares, or (y) the Fair Market Value of a Share or Share Unit on the date of such forfeiture. The Company shall pay to the Grantee the required amount as soon as is administratively practical. Such Restricted Shares shall cease to be outstanding, and shall no longer confer on the Grantee thereof any rights as a stockholder of the Company, from and after the date of the event causing the forfeiture, whether or not the Grantee accepts the Company’s tender of payment for such Restricted Shares.

(6)           Escrow; Legends.  The Committee may provide that the certificates for any Restricted Shares (x) shall be held (together with a stock power executed in blank by the Grantee) in escrow by the Secretary of the Company until such Restricted Shares become nonforfeitable or are forfeited and/or (y) shall bear an appropriate legend restricting the transfer of such Restricted Shares. If any Restricted Shares become non-forfeitable, the Company shall cause any certificates for such Shares to be issued without such legend.

ARTICLE 9

BENEFICIARY DESIGNATION

Each Grantee under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Grantee in writing with the Company during the Grantee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to the Grantee’s estate.

ARTICLE 10

DEFERRALS

The Committee may require or permit Grantees to elect to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the exercise of an Option or SAR or the lapse or waiver of restrictions with respect to Restricted Shares under such rules and procedures as established under the Plan or such other rules and procedures as the Committee shall establish; provided, however, to the extent that such deferral is subject to Section 409A of the Code the rules and procedures established by the Committee shall comply with Section 409A of the Code. Except as otherwise provided in an Award Agreement, any payment or any Shares that are subject to such deferral shall be made or delivered to the Grantee upon the Grantee’s Termination of Affiliation.

ARTICLE 11

RIGHTS OF EMPLOYEES/DIRECTORS/CONSULTANTS

(1)           Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Grantee’s employment, directorship or consultancy at any time, nor confer upon any Grantee the right to continue in the employ or as a director or consultant of the Company.

(2)           Participation.  No employee, director or consultant shall have the right to be selected to receive an Award under the Plan or, having been so selected, to be selected to receive a future Award.

(3)           Dividend Equivalents.  Subject to the provisions of the Plan and any Award, the recipient of an Award (including any Award deferred in accordance with procedures established pursuant to Article 10) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, property, or other property dividends on shares of Common Stock (“Dividend Equivalents”) with respect to the number of shares of Common Stock covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares or otherwise reinvested; provided, however, that if such payment of dividends or Dividend Equivalents would be subject to Section 409A of the Code, no such payment may be made if it would fail to comply with the requirements set forth in Section 409A of the Code. Notwithstanding the foregoing, no dividends or Dividend Equivalents will be paid with respect to unvested performance Awards.

ARTICLE 12

CHANGE OF CONTROL

General Rules.  Except as otherwise provided in an Award Agreement or determined by the Committee at the time an Award is granted, if a Change of Control occurs, then:

(a)           Following a Change of Control, each outstanding Award shall remain outstanding and shall continue to vest in accordance with its terms (subject to adjustment in accordance with Section 4.2 hereof); provided, however, that, in the event of a termination of a Grantee’s employment or service by the Company without Cause or for Good Reason during the 24-month period following such Change of Control, on the date of such termination (i) such Award shall become fully vested and, if applicable, exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) any performance conditions imposed with respect to Awards shall be deemed to be fully achieved at target levels.

(b)           Notwithstanding the foregoing or any other provision of the Plan or any applicable Award Agreement, in the event of a Change of Control (except as would otherwise result in adverse tax consequences under Section 409A of the Code), the Committee may, in its sole discretion, provide that each Award shall, immediately upon the occurrence of a Change of Control, be cancelled in exchange for a payment to the Grantee in cash in an amount equal to (x) the excess of the consideration paid per Share in the Change of Control over the exercise or purchase price (if any) per Share as subject to the Award multiplied by (y) the number of Shares granted under the Award. Where such acceleration would result in adverse tax consequences under Section 409A of the Code with respect to an award, the Committee may, in its sole discretion, provide that such Award shall become vested and non-forfeitable upon the occurrence of the Change of Control; provided, however, that the Grantee shall not be able to exercise the Award, and the Award shall not become payable, except in accordance with the terms of such Award or until such earlier time as the exercise and/or payment complies with Section 409(A) of the code.

ARTICLE 13

AMENDMENT, MODIFICATION AND TERMINATION

(1)           Amendment, Modification, and Termination.  Subject to the terms of the Plan, the Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part. To the extent applicable and required by Code Sections 162(m) or 422 or the rules of the New York Stock Exchange (or such other exchange upon which the Company lists its shares for trading) or any other applicable law, rule or regulation, no amendment and no transaction that would constitute a repricing shall be effective unless approved by the Company’s stockholders. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARS in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval. The Board may delegate to the Plan Committee any or all of the authority of the Board under Section 13.1 to alter, amend, suspend or terminate the Plan.

(2)           Adjustment of Awards Upon the Occurrence of Certain Unusual or Non-recurring Events.  The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or non-recurring events (including the events described in Section 4.2) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of the Performance-Based Exception.

(3)           Awards Previously Granted.  Notwithstanding any other provision of the Plan to the contrary, no termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Grantee of such Award.  Without limiting the generality of the foregoing, the Plan as amended and restated as set forth herein as of the Effective Time shall not adversely impact in any way any Award previously granted under the Plan prior to the Effective Time, including without limitation, the full vesting, lapse of restrictions and deemed achievement of performance conditions of such Award  in the event of a termination of a Grantee’s employment or service by the Company without Cause or for Good Reason during the 24-month period following the Effective Date, and the Merger shall constitute a Change of Control with respect to any such previously granted Award, unless otherwise explicitly stated in the applicable Award Agreement.

ARTICLE 14

WITHHOLDING

(1)           Withholding.

(a)           Mandatory Tax Withholding.

(1)           Whenever, under the Plan, Shares are to be delivered upon exercise or payment of an Award or upon Restricted Shares becoming nonforfeitable, or any other event with respect to rights and benefits hereunder, the Company shall be entitled to require (i) that the Grantee remit an amount in cash, or if determined by the Committee, Shares, sufficient to satisfy all federal, state, local and foreign tax withholding requirements related thereto (“Required Withholding”), (ii) the withholding of such Required Withholding from compensation otherwise due to the Grantee or from any Shares or other payment due to the Grantee under the Plan or (iii) any combination of the foregoing.

(2)           Any Grantee who makes a Disqualifying Disposition or an election under Section 83(b) of the Code shall remit to the Company an amount sufficient to satisfy all resulting Required Withholding; provided that, in lieu of or in addition to the foregoing, the Company shall have the right to withhold such Required Withholding from compensation otherwise due to the Grantee or from any Shares or other payment due to the Grantee under the Plan.

(b)           Elective Share Withholding.

(1)           Subject to subsection 14.1(b)(2), a Grantee may elect the withholding (“Share Withholding”) by the Company of a portion of the Shares subject to an Award upon the exercise of such Award or upon Restricted Shares becoming non-forfeitable or upon making an election under Section 83(b) of the Code (each, a “Taxable Event”) having a Fair Market Value equal to the minimum amount necessary to satisfy Required Withholding liability attributable to the Taxable Event; or (ii) with the Committee’s prior approval, a greater amount, not to exceed the estimated total amount of such Grantee’s tax liability with respect to the Taxable Event.

(2)           Each Share Withholding election shall be subject to the following conditions:

(i)            any Grantee’s election shall be subject to the Committee’s discretion to revoke the Grantee’s right to elect Share Withholding at any time before the Grantee’s election if the Committee has reserved the right to do so in the Award Agreement;

(ii)           the Grantee’s election must be made before the date on which the amount of tax to be withheld is determined; and

(iii)          the Grantee’s election shall be irrevocable.

(2)           Notification under Code Section 83(b).  If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Shares, makes the election permitted under Section 83(b) of the Code to include in such Grantee’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Grantee shall notify the Company of such election within 10 days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. The Committee may, in connection with the grant of an Award or at any time thereafter prior to such an election being made, prohibit a Grantee from making the election described above.

ARTICLE 15

SUCCESSORS

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business and/or assets of the Company.

ARTICLE 16

ADDITIONAL PROVISIONS

(1)           Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

(2)           Severability.  If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

(3)           Requirements of Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required.  Notwithstanding any provision of the Plan or any Award, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company shall not be obligated to deliver any Shares or other benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee or the Company of any applicable law or regulation.

(4)           Securities Law Compliance.

(a)           If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any stock exchange upon which Shares may be listed, the Committee may impose any restriction on Shares acquired pursuant to Awards under the Plan as it may deem advisable. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the

Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which Shares are then listed, any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If so requested by the Company, the Grantee shall make a written representation to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1993, as amended (the “Securities Act”), and any applicable state securities law or unless he or she shall have furnished to the Company evidence satisfactory to the Company that such registration is not required.

(b)           If the Committee determines that the exercise or non-forfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any stock exchange upon which any of the Company’s equity securities are listed, then the Committee may postpone any such exercise, non-forfeitability or delivery, as applicable, but the Company shall use all reasonable efforts to cause such exercise, non-forfeitability or delivery to comply with all such provisions at the earliest practicable date.

(5)           No Rights as a Stockholder.  A Grantee shall not have any rights as a stockholder of the Company with respect to the Shares (other than Restricted Shares) which may be deliverable upon exercise or payment of such Award until such shares have been delivered to him or her. Restricted Shares, whether held by a Grantee or in escrow by the Secretary of the Company, shall confer on the Grantee all rights of a stockholder of the Company, except as otherwise provided in the Plan or Award Agreement. At the time of a grant of Restricted Shares, the Committee may require the payment of cash dividends thereon to be deferred and, if the Committee so determines, reinvested in additional Restricted Shares. Stock dividends and deferred cash dividends issued with respect to Restricted Shares shall be subject to the same restrictions and other terms as apply to the Restricted Shares with respect to which such dividends are issued. The Committee may provide for payment of interest on deferred cash dividends.

(6)           Nature of Payments.  Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of the Company or any Subsidiary or (b) any agreement between (i) the Company or any Subsidiary and (ii) the Grantee, except as such plan or agreement shall otherwise expressly provide.

(7)           Governing Law.  The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware other than its laws respecting choice of law.

(8)           Status a Foreign Private Issuer.  As of the Effective Date and for a certain period of time thereafter, the Company will qualify as a “foreign private issuer” (as defined in Rule 405 of the Securities Act and Rule 3b-4 of the Exchange Act), which permits the Company to operate the Plan, and to grant Awards and issue Shares under the Plan, under different laws, rules or regulations than those that may be expressly referenced herein. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, the Plan shall only be required to be administered in compliance with applicable laws, rules and regulations.  However, the Committee, if it deems it necessary or advisable, may decide in its discretion to administer the Plan in compliance with such laws, rules and regulations as may become applicable upon the Company ceasing to qualify as a foreign private issuer.

(9)           Code Section 409A Compliance.  The intent of the Company is that payments and benefits under this Plan comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and be administered to be in compliance therewith. Any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Grantee’s termination of employment shall instead be paid on the first business day after the date that is six months following the Grantee’s separation from service (or upon Participant’s death, if earlier). In addition, for purposes of this Plan, each amount to be paid or benefit to be provided to the Grantee pursuant to the Plan, which constitute deferred compensation subject to Section 409A of the Code, shall be construed as a separate identified payment for purposes of Section 409A of the Code.